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                                                                   EXHIBIT 10.38

                 SECOND AMENDED EXECUTIVE EMPLOYMENT AGREEMENT


         This SECOND AMENDED EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement") dated as of the 16th day of March, 1999, but effective as provided herein, by and between GREYHOUND LINES, INC. (together with its successors, the "Company"), LAIDLAW, INC. (together with its successors, the "Parent") and CRAIG R. LENTZSCH (the "Executive").

         WHEREAS, the Executive has served as the Chief Executive Officer of the Company since November 15, 1994, and has considerable experience, expertise and training in management related to the types of services offered by the Company; and

         WHEREAS, the Executive and the Company entered into a First Amended Executive Employment Agreement (the "Prior Agreement"), effective November 15, 1998; and

         WHEREAS, pursuant to the Agreement and Plan of Merger dated as of October 16, 1998 (the "Merger Agreement") by and among Parent, Laidlaw Transit Acquisition Corp., a wholly-owned subsidiary of Parent, and the Company, as amended, at the Effective Time of the Merger (the "Effective Time"), as defined in the Merger Agreement, Laidlaw Transit Acquisition Corp. will be merged with and into the Company, with the Company as the surviving entity (the "Merger"); and

         WHEREAS, the Company and Parent desire and intend to continue the employment of the Executive as Chief Executive Officer of the Company pursuant to the terms and conditions set forth in this Agreement; and

         WHEREAS, in view of the changes in the nature and scope of the duties and responsibilities of the Executive that will occur as a result of the Merger, the Company, Parent and the Executive desire to amend and restate certain of the terms and conditions of the Executive's employment with the Company as set forth in the Prior Agreement;

         WHEREAS, the Company, Parent and the Executive have read and understood the terms and provisions set forth in this Agreement, and have been afforded a reasonable opportunity to review this Agreement and have been advised to do so with their respective legal counsel.

         NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, the Executive, Parent and the Company agree as follows:

1. COMPENSATION: During his employment pursuant to this Agreement, the Company agrees to provide the Executive the following compensation:

   a. BASE SALARY: From the Effective Time until changed as provided in this section, the Company agrees to pay the Executive an annual salary of $500,000.00 (the "Base Salary"), payable in at least equal monthly installments in accordance with the Company's ordinary payroll policies and procedures for executive compensation. The Company and the Executive acknowledge that during the employment of the Executive pursuant to this Agreement, the Executive's Base Salary will be subject to an annual review and adjustment by the Board of Directors of the Company (the

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"Board of Directors") but, in no event, will the Executive's annual Base Salary be less than the amount set forth in this section.

   b. BUSINESS EXPENSES: The Company agrees that the Executive shall be entitled to reimbursement by the Company for all reasonable expenses (including first class air travel) that the Executive may incur in the performance of his duties and obligations under this Agreement, consistent with the Company's policies for documentation and payment.

   c. ANNUAL BONUS: The Company agrees that the Executive shall be entitled to additional bonus compensation (the "Incentive Compensation") on terms not less favorable than those applicable to other officers of the Company. The Executive shall be eligible for annual incentive bonus consideration under the successor to the Company's 1998 Management Incentive Plan beginning at the Effective Time and continuing for the duration of this Agreement with an Annual Target Award of at least 55% of Base Salary and a maximum award of 110% of Base Salary. For the period beginning on the Effective Time and ending August 31, 1999, Executive's Incentive Compensation shall be pro-rated to reflect the partial year. The Company shall honor and pay all Incentive Compensation accruing and/or payable for the period while the Prior Agreement was in effect.

   d. EMPLOYEE BENEFITS: The parties acknowledge and agree that certain employee benefits will be provided to the Executive incident to his employment as Chief Executive Officer of the Company. Except as specifically modified by this section, these employee benefits shall be governed by the applicable documents, and the Executive shall be entitled to participate in all benefits provided to officers of the Company on terms not less favorable than to other officers of the Company. These employee benefits shall continue without amendment or change, except changes that increase compensation, for a period of not less than 12 months following the Effective Time. Thereafter, benefits may be amended, terminated or replaced, provided that the employee benefits provided to the Executive shall provide, in the aggregate, not less than a substantially equivalent level of benefits to the Executive. The Company agrees to the extent not prohibited by law, that it will provide the benefits listed below and that the following provisions shall apply to any employee benefits provided by the Company:

      (1) 401K PLAN: For purposes of the Greyhound Lines, Inc. and Affiliated Companies Master Salaried Employees' Cash or Deferred Profit Sharing Plan (the "401 k Plan"), the Executive's prior service with Buslease, Inc. and any predecessor of Greyhound Lines, Inc. shall be deemed to be service with the Company for purposes of determining eligibility and vesting under the 401k Plan. Subject to the terms of the 401 k Plan, the Company will match fifty percent (50%) of the first six (6%) of Executive's contributions to such 401 k Plan. If the Plan is amended with respect to such matching, Executive will receive matching contributions consistently with that of other participants in the Plan.

      (2) MEDICAL PLAN: For purposes of the Greyhound Lines, Inc. Medical, Dental and Vision Plan (the "Medical Plan"), the following shall apply:


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   (a) The Executive and his dependents, as defined in the Medical Plan
("Dependents"), shall immediately be provided coverage under the Medical Plan under the option elected by the Executive.

   (b) The Medical Plan's provisions limiting coverage of pre-existing conditions shall not be applied to the Executive or his Dependents.

   (c) During the time period in which the Executive and his dependents are entitled to participate in the Medical Plan, the Company will reimburse the Executive for one hundred percent (100%) of all medical expenses (both for the Executive and his dependents) that are not otherwise reimbursable under the Medical Plan option selected by the Executive; provided, however, that the total payments made by the Company to or on behalf of any person under this Subsection shall not exceed the highest "Lifetime Maximum" benefit (per covered person) available under the Medical Plan on the Effective Date of this Agreement.

      (3) SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN: For purposes of the Greyhound Lines, Inc. Supplemental Executive Retirement Plan (the "SERP"), all of the Executive's service with Buslease, Inc. and any predecessor of Greyhound Lines, Inc. shall be treated for all purposes under the SERP as service with Greyhound Lines, Inc. (as defined in the SERP), the Executive shall continue to be a designated person eligible for coverage and benefits under the SERP, and the Executive shall be entitled to an annual contribution equal to 20% of Executive's annual Base Salary. At the Effective Time, to the extent not theretofore in effect, the Company shall establish and fully fund, at the Company's option, in cash, a letter of credit of Parent, or any combination thereof, a so-called "rabbi" trust for the benefit of the Executive to secure the payment of benefits provided to the Executive under this Subsection. Not less frequently than annually thereafter, the Company shall contribute sufficient additional assets to such trust to fund any increase in the liabilities of the SERP attributable to the Executive.

      (4) ESTATE, TAX AND FINANCIAL PLANNING: During the term of his employment with the Company, the Executive shall be entitled to $20,000.00 per year for reimbursement for estate, tax and financial planning. Such reimbursement payments shall be paid by the Company within a reasonable time after such expenses are incurred by the Executive.

      (5) AUTOMOBILE ALLOWANCE: During the term of his employment with the Company, the Executive shall be entitled to a $1,000.00 per month automobile allowance.

      (6) COUNTRY CLUB ALLOWANCE: The Company agrees to pay all initiation fees and monthly membership dues on behalf of the Executive at a country club mutually selected by the Executive and the Company.

      (7) VACATION: The Company will provide vacation to the Executive on terms not less favorable than that provided to executive officers of the Company. For purposes of determining the amount of vacation, Executive's prior service with Buslease, Inc. and any predecessor of Greyhound Lines, Inc. shall be deemed to be service with the Company.


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      (8) LIFE INSURANCE: At all times during the term of this Agreement,
Executive will receive life insurance coverage as provided by the Company on terms not less favorable than that provided to other executives of the Company. In addition to any life insurance provided pursuant to the preceding sentence, the Executive will be provided with Company-paid life insurance which will provide death benefits in the event of his death in an amount of at least $2,000,000.00 payable to the beneficiary or beneficiaries named by the Executive. The Company shall have the right to purchase insurance to fund its obligations to the Executive under this section; provided, however, that any insurance company or companies selected by the Company to fund its obligations under this Subsection must be the company or companies that underwrite life insurance benefits covering other officers of the Company.

      (9) LONG TERM DISABILITY: The Company will provide Executive long-term disability coverage and benefits on terms which are not less favorable than that provided to other executives of the Company but which will provide an annual disability benefit to the Executive of at least fifty percent (50%) of his expected annual Base Salary, payable for the year during which Executive was disabled.

      (10) OTHER BENEFITS: For purposes of any and all other benefits provided by the Company to its Chief Executive Officer, the Executive shall be eligible for such benefits to the same extent Executive was eligible for such benefits immediately prior to the Effective Time. Additionally, for purposes of determining eligibility, funding or vesting with respect to any other benefits, the Executive's prior service with Buslease, Inc. and any predecessor of Greyhound Lines, Inc. shall be deemed to be service with the Company.

2. DURATION: The duration of this Agreement shall be defined and determined as follows:

   a. INITIAL TERM: This Agreement shall continue in full force and effect for three (3) years (the "Initial Term"), commencing on the Effective Time and expiring on the third anniversary thereof (the "Expiration Date"), unless terminated prior to the Expiration Date in accordance with Subsection 2(c).

   b. RENEWAL: Notwithstanding Subsection 2(a), this Agreement shall automatically renew for two (2) years (the "Renewal Term") on the Expiration Date unless either party gives effective written notice to the other party of the party's intention not to renew this Agreement ("Notice of Non-Renewal"), at least ninety (90) days prior to the Expiration Date. At the expiration of each Renewal Term, this Agreement shall automatically renew for another two (2) year Renewal Term, unless and until either party gives Notice of Non-Renewal. If any Change of Control (as hereafter defined) occurs on or after the first anniversary of the Effective Time, this Agreement will be deemed to have renewed for a two (2) year period, and in such event, the Expiration Date(s) will occur every two years from the date of such Change of Control.

   c. TERMINATION AND NON-RENEWAL: This Agreement may be terminated as follows:

      (1) DEATH: This Agreement will terminate in the event of the Executive's death, provided, however, that the Executive's estate shall be paid (a) the Base Salary through the date of death and (b) a pro rata portion of the entire Annual Target Award of Incentive Compensation (based


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upon the Executive's annual Base Salary), payable when the Incentive
Compensation payments are made to other executives of the Company. The pro rata share will be calculated by the month of the date of death. In addition, the Executive's designated beneficiaries shall be entitled to receive any life insurance benefits provided to the Executive in accordance with the applicable plan documents and/or insurance policies governing such benefits.

      (2) DISABILITY: The Company shall be entitled to terminate this Agreement in the event the Executive becomes "disabled," as that term is defined in the Greyhound Lines, Inc. Employee Long Term Disability Plan ("the LTD Plan"), and is unable to perform the essential functions of his position, with reasonable accommodation, for a period of one hundred eighty (180) consecutive days. The Executive will be paid his Base Salary through the expiration of such one hundred eighty day period and a pro rata portion of the entire Annual Target Award of Incentive Compensation (based upon the Executive's annual Base Salary) in accordance with the previous Subsection.

      (3) GOOD CAUSE:

          (a) The Company shall be entitled to terminate this Agreement by providing the Executive with written notice that the Company is terminating the Agreement for Good Cause, as defined herein ("Notice of Termination for Good Cause") at any time during his employment (including any time within ninety
(90) days prior to the Expiration Date or the expiration of any renewal term).

          (b) The Company shall be entitled to terminate this Agreement by communicating Notice of Non-Renewal for Good Cause, as defined herein, at least ninety (90) days prior to the Expiration Date, or at least ninety (90) days prior to the expiration of any renewal term.

          (c) For purposes of this Agreement, "Good Cause" shall be defined as follows:

              i) Any act or omission constituting fraud under the law of the State of Texas; or

              ii) Conviction of, or a plea of nolo contendere to, a felony; or

              iii) Use of illegal drugs; or

              iv) Embezzlement of Company property or funds; or

              v) The material breach of any provision of this Agreement; or continued gross neglect of his duties under this Agreement; or unauthorized competition with the Company during his employment pursuant to this Agreement; or unauthorized use of Confidential Information (as defined in Section 9); which, in any event, is materially detrimental to the Company;


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          (d) In the event the Company believes "Good Cause" exists for terminating this Agreement pursuant to this Subsection, the Company shall be required to give the Executive written Notice of the acts or omissions constituting "Good Cause" ("Cause Notice"), and, in regard to Section 2(c)(3)(c)(v), no Notice of Termination or Notice of Non-Renewal for Good Cause shall be communicated by the Company unless and until the Executive fails to cure such acts or omissions within thirty (30) days after receipt of the Cause Notice.

          (e) In the event the Company communicates Notice of Termination For Good Cause or Notice of Non-Renewal for Good Cause pursuant to this section, the Executive shall have the right to a hearing before the Board of Directors, on a date determined by the Board of Directors not later than thirty (30) days after the date such Notice is received, to contest the alleged "Good Cause" for the Notice of Termination or Notice of Non-Renewal. The Board shall provide the Executive with written notice of its decision resolving any contest under this section, and no termination or non-renewal of this Agreement shall be deemed to be effective until such written notice is received by the Executive. In the event that the Board of Directors affirms the "Good Cause" for termination or non-renewal, the Executive shall have the right to the Dispute Resolution procedures set forth in Section 10.

      (4) WITHOUT GOOD CAUSE:

          (a) The Company shall be entitled to terminate the Executive's employment under this Agreement by providing ninety (90) days written notice (or ninety (90) days pay at the Base Salary Rate then in effect in lieu of notice) to the Executive that the Company is terminating the Agreement Without Good Cause, as defined herein ("Notice of Termination Without Good Cause"), at any time during his employment (including any time within ninety (90) days prior to the Expiration Date or the expiration of any renewal term); provided, however, that the Company shall be required to pay Severance Pay in accordance with the Severance provisions in Section 5.

          (b) The Company shall be entitled to terminate the Executive's employment under this Agreement by providing a written Notice of Non-Renewal Without Good Cause, as defined herein, at least ninety (90) days prior to the Expiration Date or at least ninety (90) days prior to the expiration of any renewal term; provided, however, that the Company shall be required to pay Severance Pay in accordance with the Severance provisions in Section 5.

          (c) Any termination of employment or non-renewal of this Agreement which is not for "Good Cause," as defined above in Subsection 2(c)(3), or which does not result from the death or retirement of the Executive, or the disability of the Executive, shall be deemed to be a termination or nonrenewal "Without Good Cause." Furthermore, in the event that the Company communicates a Notice of Termination for Good Cause or a Notice of Non-Renewal for Good Cause, and either the Board of Directors (under Subsection 2(c)(3)(e)) or an arbitration or a final, non-appealable judicial proceeding (under Section 10) determine that no Good Cause exists or existed for the Notice of Termination or Notice of Non-Renewal that was originally communicated, then such Notice of Termination or Notice of Non-Renewal shall be deemed to have been communication of a Notice of Termination Without Good Cause or Notice of Non-Renewal Without Good Cause, as appropriate for all purposes under this Agreement.




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          (5) RESIGNATION: The Executive shall be entitled to terminate his employment under this Agreement by providing the Company with a written Notice of Resignation at least ninety (90) days prior to his intended resignation date, subject to the following provisions:

              (a) RESIGNATION FOR GOOD REASON: The Executive shall have the right to resign for any "Good Reason," as defined herein, and such resignation shall be deemed to be a termination "Without Good Cause" as defined in Subsection 2(c)(4) for all purposes under this Agreement, including the "Change of Control" provisions set forth in Section 4 and the Severance provisions set forth in Section 5. For purposes of this Section, the term "Good Reason" shall be defined as:

                  i) The Company's failure to perform any material provision of this Agreement; or

                  ii) Any material changes by the Board of Directors in the authority, duties, or responsibilities of the Executive under this Agreement, other than termination for Good Cause, without the written consent of the Executive; or

                  iii) The hiring or promotion by the Board of Directors of another executive employee to a position of equal or greater responsibility for the management of the Company without the written consent of the Executive;

                  iv) Any request by the Board of Directors that the Executive perform, assist, abet or approve any act which is or could be construed to be illegal under any federal, state or local law; or

                  v) Any requirement by the Board of Directors that the Executive relocate from Dallas County, Texas, without his consent; or

                  vi) In the event the Company fails to maintain adequate liability insurance coverage or an acceptable letter of credit to fund any self-insured liabilities, in accordance with Section 8 of this Agreement, without the written consent of the Executive.

              (b) OPPORTUNITY TO CURE: In the event the Executive believes "Good Reason" exists for his resignation, he shall be required to give the Board of Directors written notice of the acts or omissions constituting Good Reason, and no Notice of Resignation with Good Reason shall be communicated to the Company unless and until the Company fails to cure such acts or omissions within thirty (30) days after receipt of the notice described in this sentence. Any Notice of Resignation with Good Reason shall be deemed to be effective immediately, and no other notice or opportunity to cure shall be required.

              (c) RESIGNATION WITHOUT GOOD REASON: Any resignation by the Executive for any reason other than "Good Reason," as defined above, shall be deemed to be a resignation


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"Without Good Reason." In the event of a Resignation Without Good Reason, the
Change of Control provisions in Section 4 (except during the thirteenth month following the Change of Control as provided in Section 4) and the Severance provisions in Section 5 shall be inapplicable.

3. RESPONSIBILITIES:

   a. The Executive and the Company acknowledge and agree that the Executive shall be employed as President and Chief Executive Officer of the Company. The Executive covenants and agrees that he will faithfully devote his best efforts and such portion of his time, attention and skill to the business of the Company as is necessary to perform his obligations under this Agreement; provided, however, that the Executive is permitted, consistent with the preceding sentence, to remain on the boards of directors of Enginetech, Inc. and Hastings Entertainment, Inc. (and to receive compensation for such services) during his employment pursuant to this Agreement. The Executive may undertake other business responsibilities or obligations during the term of this Agreement but shall advise, in writing, the Chairman of the Board before such responsibilities or obligations are undertaken.

   b. The Executive and the Company acknowledge and agree that, as President and Chief Executive Officer of the Company, the Executive shall be responsible for actively supervising the overall management and development and execution of the business strategy of the inter-city coach, coach charter, and line haul and any other related business thereto of Parent and its subsidiaries subject to and in accordance with the authority and direction of the President and Chief Executive Officer of Parent. Without limiting the foregoing, Executive shall be delegated the authority to commit the Company and/or its subsidiaries to up to $5 million in capital or operating expenses per project or transaction; provided that such expenditures are included in the Company's approved annual budgets.

4. CHANGE OF CONTROL: The parties acknowledge that the Executive has agreed to continue in the position of Chief Executive Officer of the Company and to enter into this Agreement based upon his confidence in the current shareholder of the Company, the support of the Board of Directors, and the continued execution of the current business strategy of the Company. Accordingly, if the Company should undergo a "Change of Control," as defined in this section, or in the case of Section 4(d), in all events, the parties agree as follows:

   a. VESTING OF STOCK INCENTIVES AND AWARDS: At the Effective Time and in the event of a Change of Control, as defined in this section, all Stock Incentives and Awards provided in Section 6 of this Agreement shall immediately become vested and exercisable, all other equity incentive awards held by the Executive shall become fully vested and all other stock options held by the Executive shall become fully exercisable, effective at the Effective Time and on the date of the Change of Control, as the case may be, or at such other time as is necessary to permit the Executive to be treated with respect to vesting and exercisability no less favorably than other shareholders.

   b. COMPENSATION: In the event that the employment of the Executive is terminated:

      (1) at any time within twenty four (24) months after the date of a Change of Control, as defined in this section, by: (i) the Company communicating a Notice of Termination


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Without Good Cause; (ii) the Company communicating a Notice of Non-Renewal
Without Good Cause, or (iii) the Executive communicating a Notice of Resignation for Good Reason; or

      (2) by the resignation of the Executive, whether with or without Good Reason, within thirty (30) days of the first Anniversary Date (i.e., one year from the date) of a Change of Control,

the Company agrees to pay to the Executive a lump sum cash payment equal to three (3) times the sum of: (x) an amount equal to the Executive's then current, annualized Base Salary, and (y) the greater of: (a) the applicable Annual Payout of Incentive Compensation paid for the Plan Year immediately prior to the termination, or (b) the full, non-pro rata Annual Target Award for Incentive Compensation based upon Executive's annual Base Salary for the Plan Year in which the termination occurs, which payment shall be paid within thirty
(30) days after the effective date of termination, non-renewal or resignation. The Company further agrees to continue benefits to the Executive as provided in Subsection 5(c) for a period of thirty-six (36) months.

   c. DEFINITIONS: For purposes of this Agreement and notwithstanding anything in this Agreement to the contrary, a "Change of Control" shall be deemed to exist in the event that any of the following occurs:

      (1) Parent ceases to be the beneficial owner, directly or indirectly, of 51% or more of the voting shares of the Company or Parent and its subsidiaries sell or cause to be sold all or substantially all of the assets of the Company; or

      (2) Any individual, or incorporated or unincorporated entity or group of the foregoing acting jointly and in concert acquires beneficial ownership, directly or indirectly, of 30% or more of Parent's voting shares; or

      (3) A majority of the individuals who serve as directors of Parent at the commencement of any 18 month period are replaced other than by replacement directors who became directors at the initiative of management or pursuant to a management proxy solicitation.

For the purpose of this Agreement, the acquisition of the Company by Parent is not a Change of Control.

For purposes of this Subsection, a sale of all or substantially all of the assets of the Company shall be deemed to occur if any corporation, person or group acting in concert (a "Person") as described in Section 14(d)(2) of the Securities Exchange Act of 1934, as amended, acquires (or during the 12-month period on the date of the most recent acquisition by such Person, has acquired) gross assets of the Company that have an aggregate fair market value equal to 50% of the fair market value of all of the gross assets of the Company immediately prior to such acquisition(s).

      d. CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY.

         (1) Anything in this Agreement to the contrary notwithstanding, but subject to Section 4(d)(8), in the event that it shall be determined (as hereafter provided) that any payment


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(other than the Gross-Up payments provided for in this Section 4(d)) or distribution by Parent, the Company or any of their affiliates to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, performance share, performance unit, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any successor provision thereto) by reason of being considered "contingent on a change in ownership or control" of the Company or of Parent, within the meaning of
Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment or payments (collectively, a "Gross-Up Payment"); provided, however, that no Gross-up Payment shall be made with respect to the Excise Tax, if any, attributable to
(a) any incentive stock option, as defined by Section 422 of the Code ("ISO") granted prior to the initial execution of the Original Agreement (as such term is defined in the Prior Agreement), or (b) any stock appreciation or similar right, whether or not limited, granted in tandem with any ISO described in clause (a). The Gross-Up Payment shall be in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

              (2) Subject to the provisions of Section 4(d)(6), all determinations required to be made under this Section 4(d), including whether an Excise Tax is payable by the Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required to be paid by the Company to the Executive and the amount of such Gross-Up Payment, if any, shall be made by a nationally recognized accounting firm (the "Accounting Firm") selected by the Executive in his sole discretion. The Executive shall direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and the Executive within 30 calendar days after the date of termination of the Executive's employment, if applicable, and any such other time or times as may be requested by the Company or the Executive. If the Accounting Firm determines that any Excise Tax is payable by the Executive, the Company shall pay the required Gross-Up Payment to the Executive within five business days after receipt of such determination and calculations with respect to any Payment to the Executive. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall, at the same time as it makes such determination, furnish the Company and the Executive an opinion that the Executive has substantial authority not to report any Excise Tax on his federal, state or local income or other tax return. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an "Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to Section 4(d)(6) and the Executive thereafter is required to make a payment of any Excise Tax, the Executive shall direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations


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to both the Company and the Executive as promptly as possible. Any such
Underpayment shall be promptly paid by the Company to, or for the benefit of, the Executive within five business days after receipt of such determination and calculations.

              (3) The Company and the Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by Section 4(d)(2). Any determination by the Accounting Firm as to the amount of the Gross-Up Payment shall be binding upon the Company and the Executive.

              (4) The federal, state and local income or other tax returns filed by the Executive shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by the Executive. The Executive shall make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of the Executive's federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, the Executive shall within five business days pay to the Company the amount of such reduction.

              (5) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Section 4(d)(2) shall be borne by the Company. If such fees and expenses are initially paid by the Executive, the Company shall reimburse the Executive the full amount of such fees and expenses within five business days after receipt from the Executive of a statement therefor and reasonable evidence of his payment thereof.

              (6) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service or any other taxing authority that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as promptly as practicable but no later than 10 business days after the Executive actually receives notice of such claim and the Executive shall further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by the Executive). The Executive shall not pay such claim prior to the earlier of (a) the expiration of the 30-calendar-day period following the date on which he gives such notice to the Company and (b) the date that any payment of amount with respect to such claim is due. If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

              (i) provide the Company with any written records or documents in his possession relating to such claim reasonably requested by the Company;

              (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

              (iii) cooperate with the Company in good faith in order effectively to contest such claim; and

              (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and shall indemnify and hold harmless the Executive, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 4(d)(6), the Company shall control all proceedings taken in connection with the contest of any claim contemplated by this Section 4(d)(6) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that the Executive may participate therein at his own cost and expense) and may, at its option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay the tax claimed and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income or other tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of any such contested claim shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

              (7) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 4(d)(6), the Executive receives any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 4(d)(6)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 4(d)(6), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial or refund prior to the expiration of 30 calendar days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of any such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid by the Company to the Executive pursuant to this Section 4(d).

              (8) Notwithstanding any provision of this Agreement to the contrary, if (a) but for this sentence, the Company would be obligated to make a Gross-Up Payment to the Executive, (b) the aggregate "present value" of the "parachute payments" to be paid or provided to the Executive under this Agreement or otherwise does not exceed 1.15 multiplied by three times the Executive's "base amount," and (c) but for this sentence, the net after-tax benefit to the Executive of the Gross-Up Payment would not exceed $50,000 (taking into account both income taxes and any Excise Tax), then the payments and benefits to be paid or provided under this Agreement will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any payment or benefit to the Executive, as so reduced, constitutes an "excess parachute payment." For purposes of this Section 4(d)(8), the terms "excess parachute payment," "present value," "parachute payment," and "base amount" will have the meanings assigned to them by Section 280G of the Code. The determination of whether any reduction in such payments or benefits to be provided under this Agreement is required pursuant to the preceding sentence will be made at the expense of the Company, if requested by the Executive or the Company, by the Accounting Firm. The fact that the Executive's right to payments or benefits may be reduced by reason of the limitations contained in this Section 4(d)(8) will not of itself limit or otherwise affect any other rights of the Executive other than pursuant to this Agreement. In the event that any payment or benefit intended to be provided under this Agreement or otherwise is required to be reduced pursuant to this Section 4(d)(8), the Executive will be entitled to designate the payments and/or benefits to be so reduced in order to give effect to this Section 4(d)(8). The Company will provide the Executive with all information reasonably requested by the Executive to permit the Executive to make such designation. In the event that the Executive fails to make such designation within 10 business days of the date of termination of the Executive's employment, the Company may effect such reduction in any manner it deems appropriate.

5. SEVERANCE: In the event that the Company communicates Notice of Termination Without Good Cause or Notice of Non-Renewal Without Good Cause, or the Executive communicates Notice of Resignation for Good Reason, the Company agrees to pay the Executive the following severance compensation (the "Severance Pay"):

   a. CALCULATION OF SEVERANCE PAY. The Company shall pay the Executive a lump sum payment equal to three (3) times the sum of: (i) an amount equal to his then current, annualized Base Salary, and (ii) the greater of: (x) the applicable Annual Payout of Incentive Compensation paid for the Plan Year immediately prior to the termination, or (y) the full, non-pro rata Annual Target Award for Incentive Compensation based upon Executive's annual Base Salary for the Plan Year in which the termination occurs.

   b. TERMS OF PAYMENT: Severance Pay required pursuant to this section shall be payable in cash in full within thirty (30) days after the Notice of Termination Without Good Cause, the Notice of Non-Renewal Without Good Cause, or the Notice of Resignation for Good Reason is communicated.

   c. CONTINUATION OF BENEFITS: In the event of a Non-Renewal Without Good Cause or a Termination Without Good Cause or a Resignation For Good Reason, the Company agrees to continue any and all Employee Benefits provided in Subsections 1(d)(2), (4), (5), (6), (7), (8), and (9) received by the Executive during his employment with the Company, as modified pursuant to the terms of Subsection l(d), for twenty-four (24) months after the effective date of termination, non-renewal or resignation. If the Executive cannot continue coverage under the Medical Plan, the Company agrees to purchase medical, dental, and vision insurance for the Executive and his dependents that is substantially equivalent to the benefits provided to Executive in Subsection 1(d)(2). Additionally, Executive shall be permitted to continue participation in the benefits provided in Subsection 1(d)(1) to the extent permitted by law so as not to cause disqualification of the 401 k Plan and 1(d)(3) without further Company contributions, except earnings on contributions made prior to termination and except contributions the Company is required to make to ensure that such benefits are fully funded for service prior to termination.

   d. EXCEPTIONS: Severance Pay shall not be payable under this section in any of the following circumstances:

      (1) In the event that this Agreement is terminated as a result of the death or disability of the Executive, as provided in Subsections 2(c)(1)-(2); or

      (2) In the event that this Agreement is terminated pursuant to a Notice of Termination For Good Cause or a Notice of Non-Renewal for Good Cause communicated by the Company, as provided in Subsection 2(c)(3), and such termination or non-renewal is affirmed by a proceeding under Section 10; or

      (3) In the event the provisions of Section 4 are applicable as a result of a "Change of Control" having occurred, and the payments provided for in
Section 4 are paid by the Company; or

      (4) In the event that the Executive communicates Notice of Resignation Without Good Reason as defined in Subsection 2(c)(5).

   e. EXCLUSIVITY: The Company and the Executive acknowledge and agree that the Severance Payments required under this section are intended to be exclusive and to supersede any severance pay plans or policies adopted by the Company and that the Executive shall not be entitled to any additional severance compensation under any other severance plan or policy adopted by the Company.

   f. MITIGATION: The payment of the severance compensation by the Company to the Executive in accordance with Sections 4 and 5 of this Agreement is hereby acknowledged by the Company to be reasonable, and the Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise.

6. STOCK INCENTIVES AND AWARDS: In addition to the other compensation set forth in this Agreement, Executive shall be entitled to participate in such stock options plans, incentives and awards on terms applicable to other officers and directors of Parent, except that Parent may provide for additional benefits, incentives, or awards to Executive and except that the following shall apply to any options granted to Executive after the Effective Time:

   a. DEATH AND DISABILITY. If Executive dies or becomes disabled during the term of this Agreement, (1) all unvested options as of the date of such death or disability shall vest immediately; and (2) Executive (or his legal representative or Estate) may exercise such options in accordance with the exercise period prescribed in the stock option plan or twelve (12) months from such death or disability, whichever is longer.

   b. RETIREMENT. If Executive retires (as defined in the 401 k plan, except that, for purposes of this Section, the service requirement will be modified to be no more than ten (10) years and the age requirement will be no more than age
55), (1) all unvested options as of the date of such retirement shall vest immediately; and (2) Executive (or his Estate) may exercise such options in accordance with the exercise period prescribed in the stock incentive and award plan or thirty-six (36) months, whichever is longer.

Further, notwithstanding anything to the contrary herein, nothing in this Agreement will affect to the Executive's disadvantage any non-qualified stock options previously granted to Executive, whether under an Executive Employment Agreement between Executive and the Company or otherwise.

7. SUCCESSORS AND ASSIGNS: The parties acknowledge and agree that this Agreement may not be assigned by either party without the written consent of the other party. In the event of a "Change of Control" as defined in Subsection 4(c), the Company shall be entitled to assign this Agreement to any successor or assignee; provided, however, that such assignment shall not or be construed to, in any way whatsoever, release, limit or excuse the Company from the performance of its obligations and the payment of its liabilities under this Agreement, regardless of whether such obligations or liabilities accrued or accrue before, after or as a result of such assignment, and regardless of whether such obligations or liabilities are or were assumed by any successor or assignee. In the event of the Executive's death, this Agreement shall be enforceable by the Executive's estate, executors or legal representatives, but only to the extent that such persons may collect any compensation (including stock options) due to the Executive under this Agreement.

8. INDEMNIFICATION: During and after the employment of the Executive pursuant to this Agreement, the Company shall indemnify the Executive against all judgments, penalties, fines, assessments, losses, amounts paid in settlement and reasonable expenses (including, but not limited to, attorneys' fees) for which the Executive may become liable as a result of his performance of his duties and responsibilities pursuant to this Agreement and shall advance and pay any expenses incurred in defending such claims, to the fullest extent permissible under the laws of the State of Delaware. In addition, the Company agrees to purchase officer and director liability insurance, with such reasonable exclusions that are acceptable to the Executive, for any such judgments, penalties, fines, assessments, losses, amounts paid in settlement and reasonable expenses (including, but not limited to, attorneys' fees) for which the Executive may become liable as a result of his performance of his duties and responsibilities pursuant to this Agreement in an amount not less than the amount of director and officer liability insurance in effect at the Effective Time. In the event that the Company elects to self-insure for any judgments, penalties, fines, assessments, losses, amounts paid in settlement, and reasonable expenses (including, but not limited to, attorneys' fees), for which the Executive may become liable as a result of the performance of his duties as an officer and director of the Company, the Company agrees to purchase and maintain an adequate, secured letter of credit from an institution acceptable to the Executive as security for the Company's performance under this section and to fully indemnify the Executive for any such liabilities, as provided herein.

9. NON-COMPETITION AND NON-DISCLOSURE: The Company and the Executive agree as follows:

   a. During the term of this Agreement, the Company agrees that it will disclose to Executive Confidential Information, as defined in this section, to the extent necessary for Executive to carry out his obligations to the Company. During and after his employment by the Company, the Executive agrees that he shall not directly or indirectly disclose any Confidential Information, as defined in this section, unless such disclosure is: (i) to an employee or a member of the Board of Directors of, Parent, the Company or its subsidiaries; or (ii) to a person to whom disclosure is reasonably necessary or appropriate in connection with the performance of his duties as an executive of the Company; or (iii) authorized in writing by the Board of Directors; or (iv) required by law.

   b. In the event that Executive's employment under this Agreement is terminated for any reason, the Executive agrees that he shall promptly return all records, files, documents, materials and copies relating to the business of the Company or its subsidiaries which came into the possession of the Executive during his employment pursuant to this Agreement; provided, however, that nothing in this section shall be construed as any limitation on the Executive's right to retain any documents or other information which was in the possession of the Executive prior to the Effective Date of the Original Agreement (as such terms are defined in the Prior Agreement).

   c. For purposes of this Agreement, the term "Confidential Information" shall be defined as any information relating to the business of the Company or its subsidiaries which is not generally available to the public and which the Company takes affirmative steps to maintain as confidential. The term shall not include any information that the Executive was aware of prior to November 15, 1994, information that is a matter of any public record, information contained in any document filed or submitted to any governmental entity, any information that is common knowledge in any industry in which the Company does business, any information that has previously been made available to persons who are not employees of the Company or any information that is known to the Company's competitors.

   d. In the event that the Executive's employment with the Company is terminated as a result of either: (i) Notice of Termination for Good Cause or Notice of Non-Renewal for Good Cause, as defined in Subsection 2(c)(3); or (ii) the resignation of the Executive "Without Good Reason," as defined by Subsection 2(c)(5), the Executive covenants and agrees not to compete with the Company for twelve (12) calendar months subsequent to such termination or resignation from employment, in the business of providing inter-city transport of passengers or cargo by automobile or motorbus in any city in which the Company engaged in such business during the twelve (12) calendar months prior to such termination or resignation. This provision shall not apply in the event that the employment of the Executive is terminated for any reason other than "Good Cause" or a "Resignation Without Good Reason."

   e. Unless the Board of Directors provides prior written approval, for one
(1) year following the termination of the Executive's employment, the Executive shall not, directly or indirectly:

      (1) solicit, entice, persuade or induce any employee of the Company, or its subsidiaries, to terminate his/her employment with the Company, or its subsidiaries, or to become employed by any Person other than the Company, or its subsidiaries; or

      (2) approach any such employee for any of the foregoing purposes; or

      (3) authorize or assist in the taking of such actions by any third party.

10. DISPUTE RESOLUTION: The Company and the Executive agree as follows:

   a. Any claim or controversy arising out of or relating to this Agreement, or any breach of this Agreement, shall be submitted to non-binding arbitration in the city of Dallas, Texas in accordance with procedures or rules established by the American Arbitration Association. The Executive and the Company agree that either party must request such non-binding arbitration of any claim or controversy on or before the earlier of: (i) the fifteenth (15th) business day after the termination or non-renewal of this Agreement becomes effective; or
(ii) the sixtieth (60th) business day after the date the claim or controversy first arises, by giving written notice of the party's request for non-binding arbitration ("Arbitration Notice"). If both parties fail to give such Arbitration Notice, either party may proceed to seek judicial relief in a court of competent jurisdiction located in Dallas County, Texas.

   b. In the event that any dispute arising under this Agreement concerns the amount of any payment required to be made under any provision of this Agreement, either party agrees to pay the undisputed portion of the payment to the other party and deposit the disputed portion of the payment in an interest bearing account with a financial institution acceptable to the other party within five (5) days after either party effectively communicates its Arbitration Notice or files an original petition or complaint in a court of competent jurisdiction.

   c. At the election of both the Executive and the Company, all claims or controversies subject to arbitration under this Agreement may be submitted to final and binding arbitration in accordance with the applicable Rules of the American Arbitration Association.

   d. In any dispute arising under the terms of this Agreement, without regard to whether such dispute proceeds to arbitration or litigation, the Company will reimburse the Executive for reasonable and necessary attorney's fees up to a maximum amount of Forty Thousand Dollars ($40,000.00), unless a court of competent jurisdiction (or the Arbitrator, if the parties so elect according to Subsection 10(c)), finds that the Executive's position in such proceeding was frivolous.

11. RULES OF CONSTRUCTION: The following provisions shall govern the interpretation and enforcement of this Agreement:

   a. SEVERABILITY: The parties acknowledge and agree that each provision of this Agreement shall be enforceable independently of every other provision. Furthermore, the parties acknowledge and agree that, in the event any provision of this Agreement is determined to be unenforceable for any reason, the remaining covenants and/or provisions will remain effective, binding and enforceable.

   b. WAIVER. The parties acknowledge and agree that the failure of either to enforce any provision of this Agreement shall not constitute a waiver of that particular provision, or of any other provisions, of this Agreement.

   c. CHOICE OF LAW: The parties acknowledge and agree that except as specifically provided otherwise in this Agreement, the law of Texas will govern the validity, interpretation and effect of this Agreement and any other dispute relating to, or arising out of, the employment relationship between the Company and the Executive.

   d. MODIFICATION: The parties acknowledge and agree that, except as expressly provided herein, this Agreement constitutes the complete and entire agreement between the parties; that the parties have executed this Agreement based upon the express terms and provisions set forth herein; that the parties have not relied on any representations, oral or written, which are not set forth in this Agreement; that no previous agreement, either oral or written, shall have any effect on the terms or provisions of this Agreement; and that all previous agreements, either oral or written, are expressly superseded and revoked by this Agreement. In addition, the parties acknowledge and agree that the provisions of this Agreement may not be modified by any subsequent agreement unless the modifying agreement (i) is in writing (ii) contains an express provision referencing this Agreement (iii) is signed by the Executive and (iv) is approved by the Board of Directors and by Parent.

   e. EXECUTION: The parties agree that this Agreement may be executed in multiple counterparts, each of which shall be deemed an original for all purposes.

   f. HEADINGS: The parties agree that the subject headings set forth at the beginning of each section in this Agreement are provided for ease of reference only, and shall not be utilized for any purpose in connection with the construction, interpretation or enforcement of this Agreement.

12. LEGAL CONSULTATION: The parties acknowledge and agree that all parties have been accorded a reasonable opportunity to review this Agreement with legal counsel prior to executing the agreement.

13. NOTICES: The parties acknowledge and agree that any and all Notices required to be delivered under the terms of this Agreement shall be forwarded by personal delivery or certified U.S. mail. Either party may change their respective address for the purpose of receiving notices only by providing written notification via certified mail, five (5) days in advance of such change.

Notices shall be deemed to be communicated and effective on the day of receipt. Such Notices shall be addressed to each party as follows:

Craig R. Lentzsch               Greyhound Lines Inc.                  Laidlaw, Inc.
6606 Waggoner Drive             15110 North Dallas Parkway            3221 North Service
Dallas, Texas 75230             Dallas, Texas 75248                   Burlington, Ontario
                                Attn: General Counsel                 Canada L7R 3Y8
                                                                      Attn: General Counsel

With a copy to:                 With a copy to:                       With a copy to:

Robert E. Sheeder, Esq.         Chairman of the Board of Directors    President and Chief
1445 Ross Avenue, Suite 3200    Board of Directors                    Executive Officer
Dallas, Texas 75202             Greyhound Lines Inc.                  Laidlaw, Inc.
                                15110 North Dallas Parkway            3221 North Service
                                Dallas, Texas 75248                   Burlington, Ontario
                                Dallas, Texas 75248                   Canada L7R 3Y8
                                                                      Attn: General Counsel

14. EFFECTIVENESS; PRIOR AGREEMENT: This Agreement will become effective upon and the Prior Agreement will terminate immediately prior to, the Effective Time. Notwithstanding any other provision of this Agreement, if the Merger Agreement is terminated prior to the Effective Time, this Agreement will have no further force or effect, and the Prior Agreement will remain in full force and effect as though this Agreement had not been entered into.

   IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written, but effective as provided in Section 14.

                                          CRAIG R. LENTZSCH



                                          -------------------------------------
                                          GREYHOUND LINES, INC.



                                          By:
                                             ----------------------------------
                                          Title:
                                                -------------------------------

                                          LAIDLAW, INC.


                                          By:
                                             ----------------------------------
                                          Title:
                                                -------------------------------